As filed with the Securities and Exchange Commission on May 30, 2003

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-2669023
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

30 North LaSalle Street, Suite 4000 Chicago, Illinois 60602 (Address of Principal Executive Offices, including Zip Code)

Telephone and Data Systems, Inc.
1998 Long-Term Incentive Plan
(Full title of the plan)

LeRoy T. Carlson, Jr.
President and Chief Executive Officer
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602
(Name and address of agent for service)

(312) 630-1900
(Telephone number, including
area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, $0.01 par value	2,400,000 Shares	$ 47.22 (2)	$ 113,328,000	$ 9,168

(1)

In addition, this Registration Statement also covers an indeterminate amount of additional securities which may be issued under the above-reference Plan pursuant to the anti-dilution provisions of such Plan and, if interests in the above-referenced Plan are deemed to constitute separate securities, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the above-referenced Plan.

(2)

Estimated for the Common Shares solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Company on the American Stock Exchange on May 28, 2003, pursuant to Rule 457(h)(1) under the Securities Act of 1933.

        The registrant has previously filed a Registration Statement on Form S-8 (No. 333-58121), relating to 2,000,000 Common Shares, which first became effective on June 30, 1998, for issuance under the registrant’s 1998 Long-Term Incentive Plan. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus related to the Plan includes the 2,000,000 Common Shares covered by Registration Statement No. 333-58121, that remain unissued, as well as the securities registered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registration Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents which have heretofore been filed by Telephone and Data Systems, Inc. (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The description of the Company’s Common Shares, par value $0.01 per share (“Common Shares”), contained in the Company’s Report on Form 8-A/A filed on July 10, 1998.

2.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

4.	The Company’s Current Reports on Form 8-K filed on February 5, March 10, March 20 and May 5, 2003.

5.	All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the 1934 Act since December 31, 2002.

        All documents, subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        See “Notice Regarding Consent of Arthur Andersen LLP” included in Exhibit 23.2 hereto which is incorporated by reference herein.

Item 4.    Description of Securities.

        Incorporated herein by reference. See Item 3.

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Item 5.    Interests of Named Experts and Counsel.

        Certain legal matters relating to the securities registered hereby will be addressed by Sidley Austin Brown & Wood, 10 S. Dearborn Street, Bank One Plaza, Chicago, Illinois 60603. The following persons are members of Sidley Austin Brown & Wood: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls the Company, the chairman of the board of directors of the Company and a director of a subsidiary of the Company; William S. DeCarlo, the Acting General Counsel of the Company and an Assistant Secretary of the Company and certain subsidiaries of the Company; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of certain subsidiaries of the Company. Walter C.D. Carlson does not provide legal services to the Company or its subsidiaries.

Item 6.    Indemnification of Directors and Officers.

        The Company’s Restated Certificate of Incorporation contains a provision providing that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

        The Restated Certificate of Incorporation also provides that the Company shall indemnify directors and officers of the Company, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the Delaware General Corporation Law, as more specifically provided in the Restated Bylaws of the Company. The Restated Bylaws provide for indemnification and permit the advancement of expenses by the Company generally in the same manner and to the extent permitted by the Delaware General Corporation Law, subject to compliance with certain requirements and procedures specified in the Restated Bylaws. In general, the Restated Bylaws require that any person seeking indemnification must provide the Company with sufficient documentation as described in the Restated Bylaws and, if an undertaking to return advances is required, to deliver an undertaking in the form prescribed by the Company and provide security for such undertaking if considered necessary by the Company. In addition, the Restated Bylaws specify that, except to the extent required by law, the Company does not intend to provide indemnification to persons under certain circumstances, such as where the person was not acting in the interests of the Company or was otherwise involved in a crime or tort against the Company.

        Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), and against expenses (including attorney’s fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

        Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys’ fees) actually and reasonably incurred by such party in connection therewith.

        Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

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        The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

        The Company has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.    Exemption from Registration Claimed.

          Not Applicable.

Item 8.    Exhibits.

        The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index. The Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

Item 9.    Undertakings.

(a)	The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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provided, however, that paragraphs 1.(a) and 1.(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the Common Shares being registered hereby which remain unsold at the termination of the offering.

           (b)      The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Company’s Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c)     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 30th day of May, 2003.

TELEPHONE AND DATA SYSTEMS, INC.
By:	/s/ LeRoy T. Carlson, Jr.

LeRoy T. Carlson, Jr.
President and Chief Executive Officer
By:	/s/ Sandra L. Helton

Sandra L. Helton
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

         The undersigned officers and directors of Telephone and Data Systems, Inc. hereby severally constitute and appoint LeRoy T. Carlson, Jr. and Walter C.D. Carlson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement under Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “Commission”), and to take such actions under the Securities Act, and file with the Commission all such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 30th day of May, 2003.

/s/ LeRoy T. Carlson, Jr.	President and Chief Executive Officer and Director

LeRoy T. Carlson, Jr.
/s/ LeRoy T. Carlson	Director

LeRoy T. Carlson
/s/ Sandra L. Helton	Executive Vice President and Chief Financial Officer and Director

Sandra L. Helton
/s/ Walter C.D. Carlson	Chairman of the Board and Director

Walter C.D. Carlson

PAGE 1 OF 2 OF SIGNATURE PAGES TO FORM S-8 REGARDING AUTHORIZATION OF ADDITIONAL TELEPHONE AND DATA SYSTEMS, INC. COMMON SHARES FOR 1998 LONG-TERM INCENTIVE PLAN

/s/ James Barr III	Director

James Barr III
/s/ Letitia G.C. Carlson	Director

Letitia G.C. Carlson
/s/ Donald C. Nebergall	Director

Donald C. Nebergall
/s/ Herbert S. Wander	Director

Herbert S. Wander
/s/ George W. Off	Director

George W. Off
/s/ Martin L. Solomon	Director

Martin L. Solomon
/s/ Kevin A. Mundt	Director

Kevin A. Mundt
/s/ Michael D. Bills	Director

Michael D. Bills
/s/ D. Michael Jack	Senior Vice President and Controller (principal accounting officer)

D. Michael Jack

PAGE 2 OF 2 OF SIGNATURE PAGES TO FORM S-8
REGARDING AUTHORIZATION OF ADDITIONAL
TELEPHONE AND DATA SYSTEMS, INC.
COMMON SHARES FOR 1998 LONG-TERM INCENTIVE PLAN

EXHIBIT INDEX

        The following documents are filed herewith or incorporated herein by reference.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company, as amended, is hereby incorporated herein by reference to Exhibit 3.1 to the Company’s Report on Form 8-A/A filed on July 10, 1998.

4.2	Restated Bylaws of the Company, as amended, are hereby incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-K for the year ended December 31, 2001.

5	Opinion of Counsel

23.1	Consent of Independent Accountants

23.2	Notice Regarding Consent of Arthur Andersen LLP

23.3	Consent of Counsel (contained in Exhibit 5)

24	Powers of Attorney (included on signature page)

99.1	Telephone and Data Systems, Inc. 1998 Long-Term Incentive Plan, as amended, is hereby incorporated by reference to Exhibit B of the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated April 7, 2003.